Exhibit 10.3

EIGHTH AMENDMENT TO CREDIT AGREEMENT

This Amendment, dated as of May 26, 2005, is made by and among ENTEGRIS, INC., a Minnesota corporation (the “Borrower”), each of the banks appearing on the signature pages hereof, together with such other banks as may from time to time become a party to the Credit Agreement (defined below) pursuant to the terms and conditions of Article VIII of the Credit Agreement (herein collectively called the “Banks” and individually each called a “Bank”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, assignee of Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association in its separate capacity as administrative agent for itself and all other Banks (in such capacity, the “Agent”).

Recitals

A. The Borrower, the Banks and the Agent have entered into a Credit Agreement dated as of November 30, 1999, as amended by Amendments dated as of October 17, 2000, March 1, 2002, February 7, 2003, February 26, 2003, February 17, 2004, October 5, 2004 and February 25, 2005 (as so amended, the “Credit Agreement”).

B. The Borrower has requested that the Banks and the Agent amend the Credit Agreement as set forth hereinafter.

C. The Banks and the Agent are willing to grant the Borrower’s request subject to the terms and conditions set forth below.

ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the Borrower, the Banks and the Agent agree as follows:

1. Defined Terms. All capitalized terms used in this Amendment and not otherwise specifically defined in this Amendment shall have the meanings given such terms in the Credit Agreement.

2. Banks. Wells Fargo Bank, National Association shall, subject to entry into further assignments as provided in the Credit Agreement, be the sole Bank. Harris Bank shall not have any Revolving Commitment under the Credit Agreement.

2. Further Amendments to the Credit Agreement. The Credit Agreement is further amended as follows:

2.1 Deleted Definitions. The definitions of “Acquisition,” “Acquisition Documents,” “Acquisition Reduction,” “Domestic Cash,” “Domestic Tangible Net Worth,” and “Unused Commitment Fee Percentage” are deleted from Section 1.1 of the Credit Agreement.

2.2 Amendment to Definitions. The following definitions in Section 1.1 are amended as follows:

(a) The definition of “Borrower” is amended to read as follows:

“‘Borrower’ has the meaning specified in the preamble, provided, however, that after the Mykrolis Merger Date, the Borrower shall mean Entegris Delaware (as defined in the definition of ‘Mykrolis Merger Transaction’).”

(b) The definition of “Commitment Fee Percentage” is amended by:

(i) Amending the fifth sentence to read as follows:

“If the Borrower fails to deliver the financial statements under Section 5.1(b) on or before the applicable Quarterly Financial Statement Due Date, the Commitment Fee Percentage will be the highest Commitment Fee Percentage shown below until such time as the such financial statements are delivered, after which time the Commitment Fee Percentage shall be readjusted to the rate applicable to the ratio of Total Funded Debt to EBITDA as shown on such financial statements.”

(ii) Adding the following in place of the table in such definition:

Ratio of Total Funded Debt to EBITDA	Commitment Fee Percentage
< 1.00 to 1.00	0.150%
≥ 1.00 to 1.00 and < 1.50 to 1.00	0.175%
≥ 1.50 to 1.00 and < 2.00 to 1.00	0.200%
≥ 2.00 to 1.00	0.250%

(iii) Adding a final sentence after the table, to read as follows:

“Notwithstanding the foregoing, if the Borrower shall have complied with the Cash and Cash Equivalent Threshold for any fiscal quarter, the Commitment Fee Percentage for the next-following fiscal quarter shall be the lowest Commitment Fee Percentage shown on the table above.”

(c) The definition of “Eurodollar Rate Margin” is amended by:

(i) Amending the fifth sentence to read as follows:

“If the Borrower fails to deliver the financial statements under Section 5.1(b) on or before the applicable Quarterly Financial Statement Due Date, the Eurodollar Rate Margin will be the highest Eurodollar Rate Margin shown below until such time as the such financial statements are delivered, after which time the Eurodollar Rate Margin shall be readjusted to the rate applicable to the ratio of Total Funded Debt to EBITDA as shown on such financial statements.”

(ii) Adding the following in place of the table in such definition:

Ratio of Total Funded Debt to EBITDA	Eurodollar Rate Margin
< 1.00 to 1.00	0.875%
≥ 1.00 to 1.00 and < 1.50 to 1.00	1.125%
≥ 1.50 to 1.00 and < 2.00 to 1.00	1.500%
≥ 2.00 to 1.00	1.750%

(iii) Adding a final sentence after the table, to read as follows:

“Notwithstanding the foregoing, if the Borrower shall have complied with the Cash and Cash Equivalent Threshold for any fiscal quarter, the Eurodollar Rate Margin for the next-following fiscal quarter shall be the lowest Eurodollar Rate Margin shown on the table above.”

(d) The definition of “Floating Rate Margin” is amended by:

(i) Amending the fifth sentence to read as follows:

“If the Borrower fails to deliver the financial statements under Section 5.1(b) on or before the applicable Quarterly Financial Statement Due Date, the Floating Rate Margin will be the highest Floating Rate Margin shown below until such time as the such financial statements are delivered, after which time the Floating Rate Margin shall be readjusted to the rate applicable to the ratio of Total Funded Debt to EBITDA as shown on such financial statements.”

(ii) Adding the following in place of the table in such definition:

Ratio of Total Funded Debt to EBITDA	Floating Rate Margin
< 1.00 to 1.00	0.000%
≥ 1.00 to 1.00 and < 1.50 to 1.00	0.000%
≥ 1.50 to 1.00 and < 2.00 to 1.00	0.000%
≥ 2.00 to 1.00	.125%

(iii) Adding a final sentence after the table, to read as follows:

“Notwithstanding the foregoing, if the Borrower shall have complied with the Cash and Cash Equivalent Threshold for any fiscal quarter, the Floating Rate Margin for the next-following fiscal quarter shall be the lowest Floating Rate Margin shown on the table above.”

(e) The definition of “Maturity Date” is amended by deleting “May 26, 2005” and inserting “May 26, 2008” in place thereof.

(f) The definition of “Revolving Commitment Amount” is amended to read as follows:

“‘Revolving Commitment Amount’ shall mean $10,000,000, being the maximum amount of the Revolving Commitments of all Banks, in the aggregate, to make Revolving Advances to the Borrower pursuant to Section 2.1, subject to reduction in accordance with Section 2.14(a) and to increase as provided in Section 2.22.”

(g) The definition of “Revolving Commitment Period” is amended to read as follows:

“‘Revolving Commitment Period’ means period commencing on the date of this Agreement and ending on the Maturity Date, unless the Revolving Commitments are earlier terminated pursuant to Section 7.2 or are earlier reduced to zero pursuant to Section 2.14(a).

2.4 Additional Definitions. The following definitions are added to Section 1.1 of the Credit Agreement:

“‘Cash and Cash Equivalents’ means the amount, net of any right of setoff or reduction by any depositary or financial intermediary holding such assets, of the Borrower’s assets consisting of readily available and marketable (a) investments described in Section 6.4(a), but without including any such investments included thereunder by reason of the final clause (which reads: ‘and such other investments as the

Borrower shall request and the Banks shall approve in writing’) (b) investments in short-term repricing auction rate securities, meeting the ratings requirements of Section 6.4(a) (whether or not classified as current assets under GAAP), and (c) other assets that shall have been approved by the Agent as Cash and Cash Equivalents from time to time.”

“‘Cash and Cash Equivalent Threshold’ means, for each fiscal quarter, maintenance at all times during such quarter by the Borrower of Cash and Cash Equivalents of not less than (a) $75,000,000 prior to the Mykrolis Merger Date, or (b) $125,000,000 after the Mykrolis Merger Date.”

“‘Mykrolis Merger Date’ means the date of consummation of the merger of Mykrolis Corporation into Entegris Delaware, as described in the definition of ‘Mykrolis Merger Transaction’. Reference to the Mykrolis Merger Date in any other Section of this Agreement shall not be deemed to waive the requirements of Section 6.8 applicable to the Mykrolis Merger Transaction to determine whether the Mykrolis Merger Transaction is deemed permitted hereunder.

“‘Mykrolis Merger Transaction’ means (a) formation of a Delaware corporation named Eagle DE, Inc., (b) merger of the Borrower into Eagle DE, Inc., with Eagle DE, Inc. being the surviving corporation and assuming all of the assets and liabilities of the Borrower, whereupon the name of Eagle DE, Inc. shall be changed to Entegris, Inc. (‘Entegris Delaware’), and (c) merger of Mykrolis Corporation, a Delaware corporation, into Entegris Delaware, on a ‘merger of equals’ basis, with Entegris Delaware being the surviving corporate entity.”

2.5 Fees. Section 2.12 is amended to read as follows:

“Section 2.12. Commitment Fees. The Borrower hereby agrees to pay to the Agent, for the account of the Banks in accordance with their respective Percentages, an unused commitment fee (the ‘Commitment Fees’) computed at the rate of the then-applicable Commitment Fee Percentage per annum on the daily average amount by which the Revolving Commitment Amount exceeds the sum of the Revolving Loans outstanding and the Letter of Credit Obligations outstanding, from the date of this Agreement to and including the Termination Date, payable quarterly in arrears on the last day of each March, June, September and December of each year. Any such Commitment Fees remaining unpaid on the Termination Date shall be due and payable on such date. Commitment Fees shall be computed on the basis of the actual number of days elapsed and a year consisting of 360 days.”

2.6 Increase in Revolving Commitment Amount. New Section 2.22 is added, and shall read as follows:

“Section 2.22 Increase to Commitment. The Borrower shall have the option to increase the Revolving Commitment Amount by up to $30,000,000 (to a total of not more than $40,000,000), subject to (a) absence of any Default, Event of Default or occurrence of any circumstance that would have a Material Adverse Effect, (b) written request by the Borrower to the Agent, designating the amount of the requested increase, (c) approval by the Agent and each Bank that would increase its Revolving Commitment Amount, (d) completion, after such approval, of documents reasonably requested by the Agent in connection with such increase, and (e) payment of a non-refundable fee to the Agent (for the ratable account of the Banks so increasing their Revolving Commitment Amounts), at the Increase Rate. For such purpose, the ‘Increase Rate’ shall mean:

(i) Up to and including November 26, 2006, the sum of (x) 0.10% of the amount of the approved increase in the Revolving Credit Amount, plus (y) if the resultant Revolving Credit Amount is equal to or less than $25,000,000, 0.05% of the amount of the total Revolving Credit Amount (the original amount plus such increase), or (z) if the resultant Revolving Credit Amount exceeds $25,000,000, 0.10% of the amount of the total Revolving Credit Amount (the original amount plus such increase); or

(ii) After November 26, 2006, an amount mutually agreed upon between the Borrower and the Agent as the market price of a new commitment in the amount of the total Revolving Credit Amount, less the amount of any upfront fee already paid for the Revolving Credit Amount.”

2.7 Financial Statements. Section 4.5 is amended by deleting “August 29, 1998” and “June 26, 1999” and inserting “August 28, 2004” and “February 26, 2005”, respectively, in place thereof.

2.8 Acquisition. Section 4.15 is deleted.

2.9 Fixed Charge Coverage Ratio. Section 5.8 is amended to read:

“Section 5.8 Intentionally Omitted.”

2.10 Minimum Tangible Net Worth. Section 5.10 is amended to read as follows:

“Section 5.10 Minimum Tangible Net Worth. The Borrower and its Subsidiaries, on a consolidated basis, will maintain a Tangible Net Worth of not less than the following:

(a) prior to the Mykrolis Merger Date, the sum of (i) $235,000,000 plus (ii) fifty percent (50%) of consolidated Net Income determined in accordance with GAAP (unless such amount is negative, in which case it shall be ignored for purposes of this Section) of the Borrower and its Subsidiaries, for each fiscal quarter of the Borrower ended prior to the time of determination, commencing with the fiscal quarter of the Borrower ended February 26, 2005, plus (iii) one hundred percent (100%) of the net cash proceeds received by the Borrower and/or its Subsidiaries from any equity offering made by the Borrower and/or its Subsidiaries at any time on or after May 26, 2005; or

(b) on and after the Mykrolis Merger Date (upon giving effect to the Mykrolis Merger Transaction), the sum of (i) the higher of (x) $450,000,000 or (y) 85% of the actual Tangible Net Worth of the Borrower immediately after giving effect to the Mykrolis Merger Transaction plus (ii) fifty percent (50%) of consolidated Net Income determined in accordance with GAAP (unless such amount is negative, in which case it shall be ignored for purposes of this Section) of the Borrower and its Subsidiaries, for each fiscal quarter of the Borrower ended prior to the time of determination, commencing with the first fiscal quarter of the Borrower ending after the Mykrolis Merger Date, plus (iii) one hundred percent (100%) of the net cash proceeds received by the Borrower and/or its Subsidiaries from any equity offering made by the Borrower and/or its Subsidiaries at any time on or after the Mykrolis Merger Date.

For such purpose, ‘net cash proceeds’ shall mean Cash and Cash Equivalents received from any equity offering, whether at the time of such sale or issuance or subsequent thereto, net of all legal expenses, commissions and other fees and all costs and expenses directly related to such offering.”

2.11 Minimum Domestic Tangible Net Worth. Section 5.11 is amended to read:

“Section 5.11 Intentionally Omitted.”

2.12 Minimum Cash and Cash Equivalents. Section 5.12 is amended to read as follows:

“Section 5.12 Minimum Cash and Cash Equivalents. The Borrower and its Subsidiaries, on a consolidated basis, will at all times own and maintain Cash and Cash Equivalents in an aggregate amount of not less than $75,000,000. This amount may, upon request of the Borrower and written approval by the Agent, be reduced to $40,000,000 upon the making by the Borrower of any acquisition that results in a reduction of the Borrower’s holdings of Cash and Cash Equivalents, but shall, in such case, be increased back to $75,000,000 on the earlier of (a) the Mykrolis Merger Date, or (b) September 30, 2005.”

2.13 Indebtedness. Sections 6.2(b), (g), (h) and (i) are amended to read as follows:

“(b) Capitalized Lease Liabilities and indebtedness of the Borrower or its Subsidiaries secured by security interests permitted by Section 6.1(f) in an aggregate amount not to exceed (i) $5,000,000 at any time prior to the Mykrolis Merger Date, or (ii) $10,000,000 at any time on and after the Mykrolis Merger Date (upon giving effect to the Mykrolis Merger Transaction);”

“(g) Rate Hedging Obligations covering notional amounts not to exceed (i) $20,000,000 at any time prior to the Mykrolis Merger Date, or (ii) $40,000,000 at any time on and after the Mykrolis Merger Date (upon giving effect to the Mykrolis Merger Transaction);”

“(h) Indebtedness for borrowed money in foreign currencies in an aggregate principal amount not to exceed (i) $30,000,000 at any time prior to the Mykrolis Merger Date, or (ii) $40,000,000 at any time on and after the Mykrolis Merger Date (upon giving effect to the Mykrolis Merger Transaction);”

“(i) Indebtedness for borrowed money not permitted by any other subsection of this Section 6.2 in an aggregate principal amount not to exceed (i) $10,000,000 at any time prior to the Mykrolis Merger Date, or (ii) $20,000,000 at any time on and after the Mykrolis Merger Date (upon giving effect to the Mykrolis Merger Transaction); and”

2.14 Investments.

(a) Section 6.4(g)(C) is amended to read as follows:

“(C) all consideration (whether in the form of cash paid, indebtedness assumed or otherwise) given by the Borrower and its Subsidiaries for acquisitions permitted under this Section 6.4(g) shall not exceed (x) an aggregate amount of $25,000,000 during any fiscal year prior to the fiscal year in which the Mykrolis Merger Date falls, or (y) an aggregate amount of $50,000,000 during the fiscal year in which the Mykrolis Merger Date falls or any subsequent fiscal year.”

(b) Section 6.4(h) is deleted.

2.15 Consolidation and Merger; Asset Acquisition. Section 6.8 is amended to read as follows:

“Section 6.8. Consolidation and Merger; Asset Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person, provided, however, that the restrictions contained in this Section 6.8 shall not apply to or prevent:

(a) the consolidation or merger of a Subsidiary with, or a conveyance or transfer of its assets to, the Borrower (if the Borrower shall be the continuing or surviving corporation);

(b) the acquisition of assets of other Persons permitted by Section 6.4; or

(c) the Mykrolis Merger Transaction, provided that each of the following conditions shall have been satisfied:

(i) the Borrower shall have provided to the Agent financial information about Mykrolis Corporation and the proposed combined entity that the Agent shall have reasonably requested, consisting of at least (x) audited annual financial statements for Mykrolis Corporation, and quarterly unaudited financial statements, for the most recently-ended fiscal year and quarter of Mykrolis Corporation, (y) an opening balance sheet and pro-forma financial statements of the combined entity, prepared on a good faith basis in accordance with GAAP, which statements shall designate material changes in the application of GAAP to the combined entity from the application of GAAP to the Borrower prior to the Mykrolis Merger Transaction;

(ii) such financial statements shall establish, and the Borrower shall certify in a written compliance certificate (showing calculation in reasonable detail), which may be in the form of Exhibit B attached to the Eighth Amendment hereof, delivered to the Agent, that upon giving effect to the Mykrolis Merger Transaction, no Default or Event of Default shall exist hereunder, including compliance with the financial requirements applicable to the Borrower after the Mykrolis Merger Date;

(iii) the Mykrolis Merger Transaction shall be consummated materially in compliance with the description thereof presented to the Agent and reflected in the definition thereof in this Agreement and the Form S-4 filed by the Borrower dated May 9, 2005;

(iv) the Borrower shall have executed (if applicable) and delivered to the Agent such documents as the Agent shall reasonably request to confirm to the Agent that all rights of the Agent and Banks hereunder shall not be affected or impaired by the Mykrolis Merger Transaction, which shall, in any case, include (w) any amendment or restatement of this Agreement as the Agent shall request, (x) confirmation of the Guaranties, (y) certified copies of all articles of merger or similar documents, (z) a legal opinion of counsel to the post-merger Borrower, confirming such matters as the Agent shall reasonably request;

(v) the Borrower shall have provided to the Agent such other documents or assurances the Agent shall have reasonably requested to confirm that the Loan Documents remain in full force and effect and the Agent’s and the Banks’ rights thereunder remain unimpaired; and

(vi) the Mykrolis Merger Date shall have occurred on or before December 31, 2005.”

3. Notes. The Borrower shall execute and deliver to the Bank a Revolving Note in the form of Exhibit A attached to this Amendment. Such Revolving Note shall be deemed to be the “Revolving Note” for purposes of the Credit Agreement.

4. Conditions Precedent. This Amendment shall become effective when the Agent shall have received the following, each in form and content acceptable to the Agent in its sole discretion:

(a) This Amendment and the Revolving Note duly executed on behalf of the Borrower, the Banks and the Agent;

(b) The Guarantor’s Acknowledgments attached hereto, duly executed on behalf of each of the Guarantors;

(c) A certificate of the Secretary or an Assistant Secretary of the Borrower, attesting as to (i) any corporate approval resolutions for this Amendment, (ii) incumbency of officers authorized to execute and deliver this Amendment and the Revolving Note;

(d) Payment of a non-refundable fee to the Bank in the amount of $10,000 and reimbursable legal fees of the Bank.

5. Reference to and Effect on the Credit Agreement and the other Loan Documents. Except as otherwise amended by this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents prior to giving effect to this Amendment shall remain in full force and effect in accordance with their terms.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

7. Borrower Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and each of the Banks, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together withal of the present and former directors, officers, agents and employees of any of the foregoing (the “Released Parties”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against such Released Party for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment in connection with or related to the transactions evidenced by the Loan Documents, whether such claims, demands and causes of action are mature or unmatured or known or unknown.

8. No Waiver. The execution of this Amendment shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement, whether or not known to the Agent and/or the Banks and whether or not existing on the date of this Amendment.

9. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Agent and the Banks as follows:

(a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations under the Credit Agreement, as amended by this Amendment. This Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Borrower of the Credit Agreement, this Amendment and the other Loan Documents have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the Articles of Incorporation or Bylaws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

10. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment; and any and all references in any of the other Loan Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment. All references to schedules or exhibits in the Credit Agreement shall be deemed to include the amendments to such schedules and exhibits effected hereby.

11. Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder. Provisions of the Credit Agreement respecting consent to jurisdiction and waiver of jury trial shall apply, equally, to this Amendment.

(signature page follows)

IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

ENTEGRIS, INC.

By:	/s/ John D. Villas
Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Bank and as Agent

By:	/s/ Richard Trembley
Title:	Vice President

EXHIBIT A

REVOLVING NOTE

$10,000,000	Minneapolis, Minnesota
May 26, 2005

FOR VALUE RECEIVED, the undersigned, ENTEGRIS, INC., a Minnesota corporation (the “Borrower”), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Bank”), at the main office of Wells Fargo Bank, National Association, as Agent (herein, in such capacity, the “Agent”), in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of TEN MILLION DOLLARS ($10,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Bank to the Borrower under the Credit Agreement (defined below), together with interest on the principal amount hereunder from the date hereof until this Note is fully paid at the rates from time to time in effect under the Credit Agreement dated as of November 30, 1999 (as hereafter amended, supplemented or restated from time to time, the “Credit Agreement”).

The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides, among other things, for acceleration hereof upon the occurrence of certain events. This Note is a Revolving Note as referenced in the Credit Agreement.

The Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

ENTEGRIS, INC.

By
Its

And

By
Its

Exhibit B

Certificate of Compliance

                , 2005

TO:	Wells Fargo Bank,
National Association, as Agent
7900 Xerxes Avenue South
Bloomington, Minnesota 55431-2206
Attention: Richard G. Trembley

Re: Compliance with Credit Agreement

We refer to the Credit Agreement dated as of November 30, 1999 (as amended or modified to date, the “Credit Agreement”) among the Borrower, certain banks named therein (the “Banks”) and Wells Fargo Bank, National Association, as Agent for such Banks. Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

I am the duly qualified and acting Chief Financial Officer of the Borrower, and I am familiar with the financial statements and financial affairs of the Borrower and its Subsidiaries and am authorized to execute this Certificate on behalf of the Borrower.

Pursuant to Section 6.8(c)(ii) of the Credit Agreement, attached are the financial statements of Mykrolis Corporation, the Borrower and the pro-forma financial statements of the entity resulting from the merger of Mykrolis Corporation and the Borrower (the “Resultant Corporation”), all as required by Section 6.8(c)(i) of the Credit Agreement, all prepared as of                                  (the “Computation Date”). I certify that such financial statements have been prepared in good faith in accordance with GAAP, fairly present the financial condition of the Borrower and its Subsidiaries and the anticipated financial condition of the Resultant Corporation as of the Computation Date. Material changes in the application of GAAP to the Resultant Corporation consist of the following:

[describe changes]

As required pursuant to Section 6.8(c)(ii) of the Credit Agreement, the Borrower hereby certifies that as of the Computation Date, the following is true, correct and accurate in all respects:

1. The financial statements submitted herewith are true, correct and complete.

2. No Default and no Event of Default, has occurred and continued;

3. No Default and no Event of Default shall exist after giving effect to the Mykrolis Merger Transaction;

4. Demonstration of compliance with the financial covenants applicable to the Resultant Corporation after giving effect to the Mykrolis Merger Transaction is demonstrated as follows,

with periodic figure such as EBITDA being calculated on a pro-forma basis using combined results of the Borrower before the Mykrolis Merger Transaction and Mykrolis Corporation:

Section 5.9 Leverage Ratio.

Funded Debt:	$
to
EBITDA:	$

Ratio: (required: not more than 2.25 to 1.00)		to 1.00

Section 5.10 Minimum Tangible Net Worth.

Tangible Net Worth: (Borrower and its Subsidiaries) (required: not less than $450,000,000)	$

Section 5.12 Minimum Cash and Cash Equivalents.

Cash and Cash Equivalents: (required: not less than $75,000,000)	$

Section 6.2

(b) Capitalized Lease Liabilities: (required: not more than $10,000,000)	$

(g) Rate Hedging Obligations (notional amount) (required: not more than $40,000,000)	$

(h) Indebtedness for borrowed money in foreign currencies (equivalent): (required: not more than $40,000,000)	$

(i) Indebtedness for borrowed money not otherwise permitted by 6.2: (required: not more than $20,000,000)	$

ENTEGRIS, INC.

By
Its